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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              WIRED VENTURES, INC.

     Jane Metcalfe and Jeff Simon hereby certify that:

     1. The original name of this corporation is Wired Ventures, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is March 29, 1996.

     2. They are the duly elected and acting President and Secretary, respectively, of Wired Ventures, Inc., a Delaware corporation.

     3. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       "I.

     The name of this corporation is Wired Ventures, Inc.

                                       II.

     The address of the registered office of the corporation in the State of Delaware is Nine East Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is the National Registered Agents, Inc.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares. Sixty Million (60,000,000) shares will be Common Stock, each having a par value of one-tenth of one cent ($.001). Fifty Million (50,000,000) shares will be Preferred Stock, each having a par value of one-tenth of one cent ($.001).
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     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series will be decreased in accordance with the foregoing sentence, the shares constituting such decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. Thirty Million Five Hundred Thousand (30,500,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred") and Four Million Five Hundred Thousand (4,500,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

     D. The rights, preferences, privileges, restrictions of, and other matters relating to, the Series A Preferred and the Series B Preferred are as follows:

         1. DIVIDEND RIGHTS. Holders of Series B Preferred, prior to and in preference to the holders of Series A Preferred or Common Stock, will be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, noncumulative cash dividends at the rate of Eighty Cents ($.80) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares). After payment of the full dividend preference of the Series B Preferred, holders of Series A Preferred, prior to and in preference to the holders of Common Stock, will be entitled to receive, when, as and if declared by the Board of Directors, but only of funds that are legally available therefor, noncumulative cash dividends at the rate of Eighty Cents ($0.80) per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares).

         2. VOTING RIGHTS.

            (a) Except as required by law or as provided in this Section 2, the Series A Preferred and Series B Preferred will vote together with the Common Stock, and not as a separate class, at any annual or special meeting of stockholders, and may act by written consent in the same manner as the Common Stock. In either case, each holder of shares of Series A Preferred or Series B Preferred will be entitled to such number of votes as will be equal to the number of whole shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred and Series B Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                                       2.
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            (b) SEPARATE VOTE OF SERIES B PREFERRED. For so long as at least One
Hundred Thousand (100,000) shares of Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                (1) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that affects adversely the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series B Preferred; or

                (2) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series.

         3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary:

            (a) The holders of Series B Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred or the Common Stock by reason of their ownership thereof, the sum of (1) Ten Dollars ($10.00) per share of Series B Preferred, as adjusted for any stock dividends, combinations, splits or the like, then held by them and (2) all declared but unpaid dividends on each such share of Series B Preferred then held by them. If the assets of the corporation are insufficient to make payment in full to all holders of Series B Preferred, then such assets will be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (b) After the payment of the full liquidation preference of the Series B Preferred as set forth in Section 3(a) above, the holders of Series A Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the sum of (1) Ten Dollars ($10.00) per share of Series A Preferred, as adjusted for any stock dividends, contributions, splits or the like, then held by them and (2) all declared but unpaid dividends on each such share of Series A Preferred then held by them. If the remaining assets of the corporation are insufficient to make payment in full to all holders of Series A Preferred, then such assets will be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

            (c) After the payment of the full liquidation preferences of the Series A Preferred and Series B Preferred as set forth in Sections 3(a) and 3(b) above, the holders of the Common Stock will receive the remaining assets.

                                       3.
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         4. CONVERSION RIGHTS.

            The holders of the Series A Preferred and Series B Preferred will have the following rights with respect to the conversion of the Series A Preferred and Series B Preferred into shares of Common Stock:

            (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred and Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred will be entitled upon conversion will be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(c)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred will be entitled upon conversion will be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(c)) by the number of shares of Series B Preferred being converted.

            (b) AUTOMATIC CONVERSION.

                (1) Each share of Series A Preferred and Series B Preferred will automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price and Series B Conversion Price, respectively, at any time upon the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred or the holders of a majority of the outstanding Series B Preferred, respectively, or immediately upon the closing of a firmly-underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation in which
(a) the per share price is at least Twelve Dollars and Fifty Cents ($12.50) (as adjusted for stock splits, recapitalizations and the like), and (b) the gross cash proceeds to the corporation (before underwriting discounts, commissions and fees) are at least Seven Million Five Hundred Thousand Dollars ($7,500,000). Upon such automatic conversion, any declared and unpaid dividends will be paid in accordance with the provisions of Section 4(e).

                (2) Upon the occurrence of either event specified in paragraph
(1) above, the outstanding shares of Series A Preferred and Series B Preferred, as the case may be, will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, however, that the corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred and Series B Preferred, respectively, are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred and Series B Preferred, the holders of Series A Preferred

                                       4.
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and Series B Preferred will surrender the certificates representing such shares at the office of the corporation or any transfer agent for the Series A Preferred or the Series B Preferred, as the case may be. Thereupon, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred and Series B Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the corporation will promptly pay in cash or, at the option of the corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the corporation, both, all declared and unpaid dividends on the shares of Series A Preferred and Series B Preferred being converted, to and including the date of such conversion.

            (c) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") will be the quotient obtained by dividing Ten Dollars ($10.00) by the "Series A Conversion Price," calculated as provided in Section 4(d). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") will be the quotient obtained by dividing Ten Dollars ($10.00) by the "Series B Conversion Price," calculated as provided in Section 4(d).

            (d) CONVERSION PRICE. The conversion price for the Series A Preferred and the Series B Preferred will initially be Ten Dollars ($10.00) (the "Series A Conversion Price") and Ten Dollars ($10.00) (the "Series B Conversion Price"), respectively. Such initial Series A Conversion Price and Series B Conversion Price will be adjusted from time to time in accordance with this
Section 4. All references to the Series A Conversion Price and Series B Conversion Price herein will mean the Series A Conversion Price and Series B Conversion Price, respectively, as so adjusted.

            (e) MECHANICS OF CONVERSION. Each holder of Series A Preferred or Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 will surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Series A Preferred or Series B Preferred, as the case may be, and will give written notice to the corporation at such office that such holder elects to convert the same. Such notice will state the number of shares of Series A Preferred or Series B Preferred, as the case may be, being converted. Thereupon, the corporation will promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and will promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred or Series B Preferred, as the case may be, being converted. Such conversion will be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred or Series B Preferred, as the case may be, to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock on such date.

                                       5.
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            (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the corporation at any time or from time to time after the date that the first share of Series A Preferred or Series B Preferred is issued (the "Original Issue Date") effects a subdivision of the outstanding Common Stock, the Series A Conversion Price and Series B Conversion Price in effect immediately before that subdivision will be proportionately decreased. Conversely, if the corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price and Series B Conversion Price in effect immediately before the combination will be proportionately increased. Any adjustment under this Section 4(f) will become effective at the close of business on the date the subdivision or combination becomes effective.

            (g) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price and Series B Conversion Price that are then in effect will be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price or the Series B Conversion Price, as the case may be, then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price and the Series B Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price and the Series B Conversion Price will be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

            (h) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common Stock, in each such event provision will be made so that the holders of the Series A Preferred and Series B Preferred will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the corporation which they would have received had their Series A Preferred and Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred and Series B Preferred or with respect to such other securities by their terms.

                                       6.
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            (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If
at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred or Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 3(c)), in any such event each holder of Series A Preferred or Series B Preferred, as the case may be, will have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred or Series B Preferred, as the case may be, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (j) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4 or in Section 3(c)), as a part of such capital reorganization, provision will be made so that the holders of the Series A Preferred and Series B Preferred will thereafter be entitled to receive upon conversion of the Series A Preferred or Series B Preferred, as the case may be, the number of shares of stock or other securities or property of the corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred and Series B Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price and the Series B Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred and the Series B Preferred) will be applicable after that event and be as nearly equivalent as practicable.

            (k) SALE OF SHARES BELOW SERIES B CONVERSION PRICE.

                (1) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(k) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(g) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(f) above, for an Effective Price (as hereinafter defined) less than the then effective Series B Conversion Price, then and in each such case the then existing Series B Conversion Price will be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Conversion Price by a fraction (A) the numerator of which will be (1) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that the aggregate

                                       7.
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consideration received (as defined in subsection (k)(2)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price, and (B) the denominator of which will be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date will be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred and Series B Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                (2) For the purpose of making any adjustment required under this
Section 4(k), the consideration received by the Company for any issue or sale of securities will (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                (3) For the purpose of the adjustment required under this
Section 4(k), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Conversion Price then in effect, in each case the Company will be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the

                                       8.

minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price will be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price will be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series B Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, will be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities will be readjusted to the Series B Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred.

                (4) "Additional Shares of Common Stock" means all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(k), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series A Preferred or Series B Preferred; (B) up to Six Million (6,000,000) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. The "Effective Price" of Additional Shares of Common Stock means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(k), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(k), for such Additional Shares of Common Stock.

                                       9.

            (l) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price or the Series B Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred or the Series B Preferred, the corporation, at its expense, will compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred or Series B Preferred, as the case may be, at the holder's address as shown in the corporation's books. The certificate will set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series A Conversion Price and Series B Conversion Price at the time in effect, and (2) the type and amount, if any, of other property that at the time would be received upon conversion of the Series A Preferred and the Series B Preferred.

            (m) NOTICES OF RECORD DATE. Upon (1) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (2) any capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation with or into any other corporation, or any transfer of all or substantially all the assets of the corporation to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the corporation, the corporation will mail to each holder of Series A Preferred and Series B Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (n) FRACTIONAL SHARES. No fractional shares of Common Stock will be issued upon conversion of Series A Preferred or Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred or Series B Preferred by a holder thereof will be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the corporation will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

            (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred

                                       10.

and Series B Preferred, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred and Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of the Series A Preferred and Series B Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

           (p) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of the Series A Preferred or Series B Preferred will be deemed given upon the earlier of actual receipt or seventy-two
(72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the corporation.

           (q) PAYMENT OF TAXES. The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred and Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred and Series B Preferred so converted were registered.

        5. NO REISSUANCE. No share or shares of Series A Preferred or Series B Preferred acquired by the corporation by reason of redemption, purchase, conversion or otherwise will be reissued, and all such shares will acquire the status of undesignated shares of Preferred Stock.

                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. 1. The management of the business and the conduct of the affairs of the corporation will be vested in its Board of Directors. The number of directors which will constitute the whole Board of Directors will be fixed exclusively by one or more resolutions adopted by the Board of Directors.

        2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors will be elected at each annual meeting of stockholders for a term of one year. Each director will serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

                                       11.

        3. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock") or (b) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

        4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, will, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor will have been elected and qualified.

     B. 1. Subject to paragraph (h) of Section 42 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors will also have the power to adopt, amend, or repeal Bylaws.

        2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

        3. No action will be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public, no action will be taken by the stockholders by written consent.

        4. Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (a) the Chairman of the Board of Directors, (b) the Chief Executive Officer, (c) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (d) by the holders of the shares entitled to cast not less that ten percent (10%) of the votes at the meeting, and will be held at such place, on such date, and at such time as the Board of Directors will fix.

        5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation will be given in the manner provided in the Bylaws of the corporation.

                                       12.

                                       VI.

     A. A director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI will be prospective and will not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, will be required to alter, amend or repeal Articles V, VI and VII."

     4. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     5. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation. There are no shares of capital stock outstanding.

                                       13.

     IN WITNESS WHEREOF , Wired Ventures, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary in San Francisco, California this 23rd day of May, 1996.

                                             WIRED VENTURES, INC.


                                             By: /s/ Jane Metcalfe
                                                 ----------------------------
                                                 Jane Metcalfe
                                                 President

ATTEST:


By: /s/ Jeff Simon
    ----------------------------
    Jeff Simon
    Secretary

                                       14.